Exhibit 4.45

FIRST SUPPLEMENTAL LETTER

To:	Box Ships Inc. Trust Company Complex Ajeltake Road Ajeltake Island Majuro MH96960 Marshall Islands
From:	Credit Suisse AG St Alban-Graben 1-3 P.O.Box CH-4002 Basel Switzerland

7 May 2012

Dear Sirs

We refer to a loan agreement dated 18 July 2011 (the "Loan Agreement") made between (i) Credit Suisse AG (the "Lender") and (ii) Box Ships Inc. (the "Borrower") in respect of a loan facility of (originally) up to US$22,000,000 for the purposes and upon the terms and conditions referred to therein.

Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Letter and for the purposes of this Letter:

"Effective Date" means the date on which the conditions precedent listed in paragraph 2 are satisfied; and

"Existing Lenders" means, together, Commerzbank AG, ABN Amro Bank N.V., HSH Nordbank AG, ITF International Transport Finance Suisse AG, Credit Suisse AG and UniCredit AG and, in the singular means, any of them.

We hereby advise you that as the date hereof the outstanding principal balance of the Loan is $20,575,000.

We refer to our recent discussions in which you have requested our consent to amend the Event of Default set out in clause 18.1(k) of the Loan Agreement by allowing a grace period of three months to remedy such Event of Default if the 10 per cent. ownership requirement is connected to any of the shares being held indirectly by any of the members of the Bodouroglou Family and/or an increase in the share capital of the Borrower. We hereby confirm our consent to those arrangements and that the Loan Agreement is amended accordingly from the Effective Date.

1	Agreement of the Lender: The Lender agrees and the Borrower hereby confirms and agrees that the Loan Agreement shall be amended with effect from the Effective Date as follows:

(a)	by adding the following new definitions in clause 1.1 of the Loan Agreement:

"'Existing Lenders" means, together, Commerzbank AG, ABN Amro Bank N.V., HSH Nordbank AG, ITF International Transport Finance Suisse AG, Credit Suisse AG and UniCredit AG and, in the singular means, any of them;"; and

"Paragon means Paragon Shipping Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;";

(b)	by deleting clause 18.1(k) of the Loan Agreement in its entirety and replacing it with the following new clause:

"(k) either:

(i)	the Bodouroglou Family ceases to own at least 10 per cent. of the share capital of the Borrower Provided that such default shall not constitute an Event of Default if it arises from:

(A)	an increase in the share capital of the Borrower; or

(B)	a change of ownership of any of the shares held indirectly by the Bodouroglou Family (including, without limitation, the shares in the Borrower owned by Paragon),

and is remedied within a period of three months from the date it first occurred, or

(ii)
any person unaffiliated to the Bodouroglou Family (in the opinion of the Lender) acquires more than 49 per cent. of the share capital of the Borrower, without the prior written consent of the Lender; or"; and

(c)
by construing all references in the Loan Agreement to "this Agreement", "hereunder" and the like and in the Finance Documents to the "Loan Agreement" as references to the Loan Agreement as amended and/or supplemented by this Letter.

2
Conditions precedent. The Lender shall have received the following documents and evidence in all respects in form and substance satisfactory to the Lender and its lawyers on or before the Effective Date:

(a)
an original of this Letter duly executed by a director of the Borrower and of the other Security Parties signing the acknowledgement to it confirming their agreement to the terms and conditions of the same;

(b)
evidence acceptable to the Lender that all Existing Lenders have consented to at least equal amendments in the relevant clause of each loan facility agreement executed between each Existing Lender and the Borrower (other than in the case of the duration of the grace period allowed pursuant to clause 18.1(k)(i) which shall be of at least 30 days); and

(c)	any other document or evidence as the Lender may request in writing from the Borrower.

3	Representations and Warranties. The Borrower represents and warrants to the Lender that:

(a)
the representations and warranties in Clause 9 of the Loan Agreement, as amended and supplemented by this Letter, remain true and not misleading if repeated on the date of this Letter with reference to the circumstances now existing; and

(b)
the representations and warranties in the Finance Documents (other than the Loan Agreement) to which it is a party, as amended and supplemented by this Letter remain true and not misleading if repeated on the date of this Letter with reference to the circumstances now existing.

4
Loan Agreement and Finance Documents. The Borrower hereby agrees with the Lender that the provisions of the Loan Agreement and the Finance Documents shall be and are hereby re-affirmed and remain in full force and effect.

5
Fees and Expenses. The provisions of Clause 19 (Fees and Expenses) of the Loan Agreement, as amended and supplemented by this Letter, shall apply to this Letter as if they were expressly incorporated in this Letter with any necessary modification.

6	Notices. Clause 27 (Notices) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

7
Governing law This Letter shall be governed by and construed in accordance with English law and Clause 29 (Law and Jurisdiction) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this Letter.

Yours faithfully,

/s/ Vassiliki Georgopoulos
Vassiliki Georgopoulos
for and on behalf of
CREDIT SUISSE AG

Accepted and agreed

/s/ Maria Stefanou	/s/ Robert Perri
Maria Stefanou	Robert Perri
for and on behalf of
BOX SHIPS INC.

Date:  7 May 2012

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Letter and agree in all respects to the same and confirm that the Finance Documents (as that term is defined in the Loan Agreement) to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement (as amended and supplemented by this Letter), the Master Agreement and the other Finance Documents.

/s/ Maria Stefanou
Maria Stefanou
for and on behalf of
ALLSEAS MARINE S.A.

/s/ Maria Stefanou
Maria Stefanou
for and on behalf of
TACITA OCEANWAY CARRIER CO.